Exhibit 99.1

Quarter-to-Date
Sales Update

February 19, 2007

	January 2007
	% Change
	vs.
	Prior Year	Commentary
Consolidated Sales	11%	Underlying growth of +16% on strength across most segments (includes lower Equipment & Energy and Chemicals segments). Currency +2%, Natural gas (7%). Acquisitions and divestitures net for 0% growth.

Merchant Gases	20%	Sales increased on solid demand and improved pricing in most major regions. North America, Europe & Asia all up double digits. Excluding North America LHY, sales up 19.5%.

Tonnage Gases	5%	Sales increased due to new hydrogen plants brought onstream during 2006. Lower natural gas pricing impacted sales growth by ~ (28%).

Electronics and Performance Materials	27%	Sales increased significantly in both businesses driven by
underlying industry growth. Electronics sales benefited from the loading of investments made throughout 2006 and particularly strong Equipment orders. Performance Materials sales benefited
		from strong Epoxy Additives demand and the Tomah acquisition.

Healthcare	19%	Sales increased primarily due to the UK respiratory care contract and underlying strength in our Spanish homecare business.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.